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Exhibit 10.14

NON-COMPETE AGREEMENT

        NON-COMPETE AGREEMENT (the "Agreement"), dated as of July 24, 2003, by and between RICHARD A. STRATTON, an individual residing in Williamstown, Massachusetts ("Stratton") and RESORT FINANCE LLC, a Massachusetts limited liability company ("RFL"). All capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed such terms in that certain Credit Agreement, dated as the date hereof, by and among RFL, Bank of Scotland, as Agent, and the Lenders named therein and that certain Credit Agreement, dated as the date hereof, by and among Resort Finance Corporation ("RFC"), Bank of Scotland, as Agent, and the Lenders named therein (collectively, as each may be amended or modified from time to time, the "Credit Agreements").

WITNESSETH:

        WHEREAS, Stratton is the Chief Executive Officer of RFL and the Chief Executive Officer and majority shareholder of RFC, RFL's 40% member, and as such will receive benefits from the credit facilities made available to RFL and RFC under the Credit Agreements;

        WHEREAS, it is a condition precedent to the making of loans under the Credit Agreements that Stratton shall have executed and delivered this Agreement;

        WHEREAS, it is a condition precedent to the contribution by BoS (RFL) Holding Corporation, a Delaware corporation ("BoS HoldCo"), of $12 million to RFL (in exchange for a 60% membership interest therein) that Stratton shall have executed and delivered this Agreement;

        NOW, THEREFORE, in order to induce the Agents and the Lenders to enter into the Credit Agreements and make the loans contemplated thereunder, in order to induce BoS HoldCo to invest in RFL and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, RFL and Stratton agree as follows:

        1.    Term.    The "Term" shall mean the period commencing on the date hereof and ending on the date (the "Termination Date") which is the earliest of (x) the Agreement Termination Date (as defined in the Agreement Among Members), (y) the date RFC shall have transferred all of its membership interests in RFL in accordance with the terms of the Agreement Among Members and the Limited Liability Company Operating Agreement and (z) the date Stratton's term as Chief Executive Officer of RFL shall have terminated, provided that the Term may be extended for up to three years pursuant to the provisions of the next sentence. RFL and Stratton agree that, by written notice delivered by RFL to Stratton within 30 days after the then effective Termination Date, RFL shall have the right, on one occasion, to extend the Termination Date for one, two or three years, as RFL may elect in its sole discretion. Unless Stratton's term as Chief Executive Officer of RFL shall have been terminated as a result of a felon conviction against, or guilty plea or plea of nolo contendere by, Stratton, for each year that RFL extends the Termination Date, Stratton shall be entitled to payment of $500,000. Such amount shall be payable in monthly installments during any such year.

        2.    Non-Competition Agreement.    Stratton covenants and agrees that during the Term he will not, directly or indirectly, engage or be interested in any business which competes with RFL in the United States, Canada or Mexico or any other jurisdiction in which RFL is engaged in business from time to time. Without limiting the generality of the foregoing, Stratton agrees that during the Term he will not own, manage, operate, control, be connected with as a stockholder (other than as the owner of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation or fund), joint venturer, officer, employee, partner or consultant, or otherwise engage or invest or participate in any business involved in the acquisition, maintenance, administration and financing of timeshare loans and/or making loans to timeshare developers.

        The parties agree that the duration, activities and area for which the covenant set forth in this Section 2 is to be effective are reasonable. The covenant represents a series of discrete covenants for each geographical area covered by the covenant. In the event that any court or arbitration panel determines that the time period or the geographical area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall be reformed by the court or arbitration panel to cause it to comply with its decision and, as reformed, shall remain in full force and effect for the greatest period of time and in the greatest area that would not render it unenforceable.

        The obligations of Stratton contained in this Section 2 are of special and unique character which give them a peculiar value to RFL, and the parties agree that RFL would be irreparably injured and would not be reasonably or adequately compensated in damages in an action at law in the event Stratton breaches such obligations. Stratton expressly agrees that, in addition to any other remedies or rights that RFL may posses at law or in equity (including any right to monetary damages), RFL shall be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security in the event of any actual or threatened breach of such obligations by Stratton. The obligations of Stratton and the rights and remedies of RFL under this Agreement are cumulative and in addition to, and not in lieu of, any obligations, rights or remedies created by applicable law, including, but not limited to, those relating to misappropriation or theft of trade secrets or confidential information.

        3.    Amendments and Waivers.    No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by RFL and Stratton. RFL shall not enter into any amendment hereto without the approval of all its members. No failure on the part of either party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

        4.    Miscellaneous.    This Agreement constitutes the entire agreement of RFL and Stratton with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement. The invalidity or unenforceability of any one or more sections of this Agreement shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Agreement shall be equally applicable to the singular and plural forms of the terms defined.

        5.    Governing Law.    THIS AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). RFL AND STRATTON CONSENT TO THE NONEXCLUSIVE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK IN CONNECTION WITH ANY ACTION TO ENFORCE THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT. RFL AND STRATTON IRREVOCABLY WAIVE ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THE PRECEDING SENTENCE AND HEREBY IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        6.    Pledge of Agreement; Third Party Beneficiaries.    Stratton acknowledges that RFL will pledge its rights under this Agreement to the Agent, and that the agreements contained in this Agreement and the rights of RFL hereunder are intended to benefit the members of RFL and the Lenders. Stratton hereby consents to such pledges. The members of RFL and the Lenders are express third party beneficiaries of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Non-Compete Agreement to be duly executed and delivered as of the date first above written.

RESORT FINANCE LLC
By
Name: Title:
Richard A. Stratton, individually

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  Exhibit 10.14
NON-COMPETE AGREEMENT